Filed Pursuant to Rule 424(b)(3)

File Number 333-136457

PROSPECTUS SUPPLEMENT NO. 3

to Prospectus dated October 31, 2006

(Registration Nos. 333-127938, 333-130577, 333-136457)

MICROMED CARDIOVASCULAR, INC.

This Prospectus Supplement No. 3 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006 and Prospectus Supplement No. 2 dated March 19, 2007. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 3 together with the Prospectus, Prospectus Supplement No. 1 and Prospectus Supplement No. 2.

This Prospectus Supplement No. 3 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).

•	Current Report on Form 8-K filed with the SEC on May 1, 2007.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is May 1, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2007

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51487	90-0265161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8965 Interchange Drive Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 838-9210

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 25, 2007, the Board of Directors of MicroMed Cardiovascular, Inc. (the “Company”) appointed Robert Benkowski as Chief Executive Officer to replace Mr. Clifford zur Neiden, who had been serving as interim CEO since September 2006. Mr. zur Neiden will continue in his role as Chairman of the Board of Directors.

Mr. Benkowski has served as Chief Operating Officer of the Company since September 2006. Mr. Benkowski joined MicroMed Technology in August 1996 as its Director of Engineering and became its Vice President of Engineering in April 2000. In December 2005, Mr. Benkowski became Senior Vice President of Engineering and Operations. Mr. Benkowski has not been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-B between the Company and himself.

Pending entry into a new employment agreement, Mr. Benkowski will continue to work under the terms of his current employment agreement. However, it is expected that the Company will enter into a new employment agreement with Mr. Benkowski to reflect his new position.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.

Date: May 1, 2007	By:	/s/ Juliet Markovich
Juliet Markovich
Chief Financial Officer
(Duly Appointed Officer)

3

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
99.1	Press release

MICROMED NAMES ROBERT J. BENKOWSKI CHIEF EXECUTIVE

OFFICER

HOUSTON (May 1, 2007) – MicroMed Cardiovascular, Inc. (OTCBB:MMCV) Board of Directors have announced their unanimous approval of Mr. Robert (Bob) Benkowski as the new Chief Executive Officer for the Corporation replacing interim CEO Clifford zur Nieden.

“It is with great pleasure and with the full confidence and approval of the Board of Directors that I announce the promotion and appointment of Mr. Benkowski to Chief Executive Officer from his current role as Chief Operating Officer for which he assumed responsibility in September 2006”, said Mr. Clifford zur Nieden, Chairman of the Board of Directors.

Bob joined Micromed Technology in August 1996 as Director of Engineering and was promoted to Vice President of Engineering in April 2000. In December 2005, Bob assumed additional executive management responsibilities as Senior Vice President of Engineering and Operations.

Bob has demonstrated executive management skills and an in-depth knowledge of the DeBakey VAD® which began in 1990 while working at NASA’s Johnson Space Center on the prototype VAD design for which he was co-inventor. Subsequently, Bob supported the Baylor College of Medicine as a member of Dr. DeBakey’s medical team during the pioneering days of VAD development and initial transition to use in clinical settings.

“The past sixteen years of demonstrated excellence in the performance of his professional responsibilities, clear understanding of the business environment, valued relationships with Physician Key Opinion Leaders, and comprehensive understanding of the technical challenges and opportunity facing MicroMed Cardiovascular in the future make Bob the best person for the CEO responsibility he now assumes. Our corporate mission is to lead in the innovation of heart failure therapies to improve patient quality of life. Bob is the leader chosen to accomplish our mission”, said Mr. Clifford zur Nieden, Chairman of the Board.

“I am privileged to have the opportunity to lead MicroMed in the commercialization of NASA technology focused on saving human lives. We have state-of-the-art technology, a world class manufacturing facility, and a dedicated, professional team that is passionate about making MicroMed a leader in the cardiovascular market”, said Mr. Benkowski, CEO.

About MicroMed Cardiovascular, Inc.

The DeBakey VAD® is a miniaturized ventricular assist device (VAD) which was jointly developed by the famed heart surgeon Dr. Michael E. DeBakey, Dr. George Noon, and the National Aeronautics and Space Administration (NASA). The DeBakey VAD® is an

implantable axial flow device designed to provide long term, improved quality of life for patients who suffer from severe heart failure. It is the only device that provides accurate, real-time flow measurement improving the clinicians’ patient care. It is CE-Mark approved in Europe for Bridge-to-Transplant (BTT), Destination Therapy (DT), and pediatric use with the DeBakey VAD® Child. The DeBakey VAD® is undergoing an IDE BTT clinical study in the U.S. and the DeBakey VAD® Child is the only FDA approved pediatric ventricular assist device. To date, more than 400 patients have been implanted worldwide.

Forward-looking statements in this release regarding MicroMed Cardiovascular, Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

For more information please visit our website at www.micromedcv.com

Contact

Allison K. Wehner

Marketing and Corporate Communications Coordinator

Phone: (713) 580-8270

Fax: (713) 838-9214

awehner@micromedcv.com

The MicroMed DeBakey VAD® is an investigational device and is limited by federal law for investigational use in the United States.